      As filed with the Securities and Exchange Commission on May 15, 1998
                                                           Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   ----------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                      AMERICAN INDUSTRIAL PROPERTIES REIT
             (Exact name of registrant as specified in its charter)

               TEXAS                                   75-6335572
    (State or other jurisdiction                    (I.R.S. Employer
 of incorporation or organization)                 Identification No.)

                        6210 N. BELTLINE ROAD, SUITE 170
                              IRVING, TEXAS 75063
                                 (972) 756-6000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   ----------

                               CHARLES W. WOLCOTT
                            CHIEF EXECUTIVE OFFICER
                      AMERICAN INDUSTRIAL PROPERTIES REIT
                        6210 N. BELTLINE ROAD, SUITE 170
                              IRVING, TEXAS 75063
                                 (972) 756-6000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   ----------

                                   Copies to:

                                BRYAN L. GOOLSBY
                                 GINA E. BETTS
                         LIDDELL, SAPP, ZIVLEY, HILL &
                                 LABOON, L.L.P.
                          2001 ROSS AVENUE, SUITE 3000
                              DALLAS, TEXAS 75201
                                 (214) 849-5500
                              FAX: (214) 849-5599

                                   ----------

         Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to divided or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


========================================================================================================================
                                           CALCULATION OF REGISTRATION FEE
========================================================================================================================
  Title of Each Class of                                                     Proposed Maximum
     Securities to be        Amount to be    Proposed Maximum Offering       Aggregate Offering             Amount of
        Registered            Registered         Price per Share(1)              Price(1)               Registration Fee
------------------------------------------------------------------------------------------------------------------------
 Common Shares of
 Beneficial Interest, par
 value $0.10 per share         5,910,263             $12.34375                  $72,954,809                  $21,522
========================================================================================================================


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the high and low price of the Common Shares on the New York Stock Exchange on May 8, 1998.

                                   ----------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED MAY  15 , 1998

                                5,910,263 SHARES

                      AMERICAN INDUSTRIAL PROPERTIES REIT

                      COMMON SHARES OF BENEFICIAL INTEREST
                          (PAR VALUE $0.10 PER SHARE)

         This Prospectus relates to the offer and sale from time to time of up to an aggregate 5,910,263 common shares (the "Resale Shares") of beneficial interest, par value $0.10 per share ("Common Shares"), of American Industrial Properties REIT, a Texas real estate investment trust (the "Trust"), by (i) Praedium II Industrial Associates LLC ("Praedium"); (ii) USAA Real Estate Trust ("Realco"); (iii) USAA Investors I, Inc. ("USAA I"); (iv) USAA Investors II, Inc. ("USAA II"); (v) USAA Properties III, Inc. ("USAA III") ; (vi) USAA Properties IV, Inc. ("USAA IV"); (vii) MS Real Estate Special Situations, Inc. ("MSRE"); (viii) Morgan Stanley Asset Management Inc. ("MSAM"), as agent for certain institutional clients and affiliates for whom MSAM acts as an investment adviser; (ix) ABKB/LaSalle Securities Limited Partnership ("ABKB"), as agent for certain institutional clients for whom ABKB acts as an investment adviser; and (x) LaSalle Advisers Capital Management, Inc., as agent for a particular client for whom LaSalle Advisers acts as an investment adviser, or by pledgees, donees, transferees or other successors in interest thereto ("LaSalle Advisers," and collectively with Praedium, Realco, USAA I, USAA II, USAA III, USAA IV, MSRE, MSAM and ABKB, the "Selling Shareholders"). See "Selling Shareholders." The Trust is registering the Resale Shares pursuant to the Trust's obligations under certain registration rights agreements between the Trust and each of the Selling Shareholders, but the registration of the Resale Shares does not necessarily mean that any of the Resale Shares will be offered or sold by the Selling Shareholders hereunder.

         The Common Shares are listed on the New York Stock Exchange (the "NYSE") under the symbol "IND."

 SEE "RISK FACTORS" ON PAGE 6 FOR MATERIAL RISKS RELEVANT TO AN INVESTMENT IN
                              THE COMMON SHARES.

         The Selling Shareholders from time to time may offer and sell any Resale Shares directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the names of any agent or broker- dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Trust prospectus supplement. See "Plan of Distribution." The Selling Shareholders reserve the right to accept or reject, in whole or in part, any proposed purchase of the Resale Shares to be made directly or through agents.

         The Selling Shareholders and any agents or broker-dealers that participate with the Selling Shareholders in the distribution of the Resale Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Resale Shares may be deemed to be underwriting commissions or discounts under the Securities Act. See "Registration Rights" for a description of certain indemnification arrangements between the Trust and the Selling Shareholders.

         The Trust will not receive any proceeds from the sale of the Resale Shares by the Selling Shareholders, but has agreed to bear the expenses of registration of such shares under federal and state securities laws. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Trust's Third Amended and Restated Declaration of Trust (the "Declaration of Trust").

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is           , 1998

                             AVAILABLE INFORMATION

         The Trust has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 under the Securities Act and the rules and regulations promulgated thereunder with respect to the securities offered pursuant to this Prospectus. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Trust and the securities, reference is made to the Registration Statement and such exhibits and schedules. Statements contained in this Prospectus as to the contents of any contract or other document which is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of such contract or document.

         The Trust is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information and the Registration Statement and exhibits and schedules thereto filed by the Trust with the Commission can be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a Web site at (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy and information statements and other information also can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Trust with the Commission (File No. 1-9016) are incorporated by reference herein and shall be deemed to be a part hereof:

         (a) Form 10-Q for the quarter ended March 31, 1998, filed with the Commission on May 15, 1998;
         (b) Annual Report on Form 10-K for the year ended December 31, 1997, filed with the Commission on March 19, 1998;
         (c) Current Report on Form 8-K filed with the Commission on November 25, 1997 and Amendment No. 1 thereto filed with the Commission on January 12, 1998;
         (d) Current Report on Form 8-K filed with the Commission on January 20, 1998 and Amendment No. 1 thereto filed with the Commission on March 23, 1998;
         (e) Current Report on Form 8-K filed with the Commission on February 13, 1998 and Amendment No. 1 thereto filed with the Commission on March 23, 1998;
         (f) Current Report on Form 8-K filed with the Commission on February 25, 1998 and Amendment No. 1 thereto filed with the Commission on March 3, 1998;
         (g) Current Report on Form 8-K filed with the Commission on March 23, 1998 and Amendment No. 1 thereto filed with the Commission on May 15, 1998;
         (h) Current Report on Form 8-K filed with the Commission on April 20, 1998;
         (i) Current Report on Form 8-K filed with the Commission on May 14, 1998; and
         (j) The description of the Common Shares contained in the Trust's Registration Statement on Form 8-A.

         All documents subsequently filed by the Trust pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed incorporated document or in an accompanying Trust prospectus supplement, if any, modifies or supersedes such statement.
Any such statement
so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         Upon written or oral request of any person to whom a Prospectus is delivered, including any beneficial owner, the Trust will provide, without charge, a copy of the documents which have been incorporated by reference in this Prospectus (other than exhibits thereto unless such exhibits are specifically incorporated by reference in any such document that this Prospectus incorporates). Requests for such documents should be directed to Investor Relations, American Industrial Properties REIT, 6210 N. Beltline Road, Suite 170, Irving, Texas 75063, telephone number (972) 756- 6000.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this Prospectus or incorporated herein. This Prospectus, including incorporated documents, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The Trust's actual results could differ materially from those set forth in the forward-looking statements. Certain factors, among others, which may cause such a difference are set forth under the caption "Risk Factors" in this Prospectus. The information contained herein reflects the Trust's one-for-five reverse share split (the "Reverse Share Split"), which was approved by the shareholders and became effective on October 15, 1997.

                                   THE TRUST

         American Industrial Properties REIT (together with its subsidiaries, the "Trust") is a Texas real estate investment trust that was organized on September 26, 1985 by the issuance of Common Shares. On November 27, 1985, the Trust completed an initial public offering and commenced operations. The Trust's investment objective is to maximize the total return to its shareholders through the acquisition, leasing, management, and disposition of real estate properties. The direct and indirect subsidiaries of the Trust include two operating partnerships of which the Trust is the sole general partner and owns substantially all of the economic interests directly or indirectly.

         As of March 31, 1998, the Trust directly or indirectly owned a portfolio of 39 real estate properties aggregating 4.36 million net rentable square feet. Included in these amounts are 10 properties aggregating 1.4 million net rentable square feet which the Trust acquired in a merger with four real estate limited partnerships effective December 31, 1997 (the "Merger"). The Trust's emphasis is in the light industrial sector, which it characterizes as office showroom, service center and flex properties, low rise offices, and small bay distribution properties. Based on net rentable square feet as of March 31, 1998, approximately 71% of the Trust's portfolio is represented by light industrial properties, 23% of the portfolio is represented by office properties and 6% of the portfolio is represented by retail properties. The light industrial properties are leased for office, office-showroom, warehouse, distribution, research and development, and light assembly purposes. The retail properties are leased to retail merchandise establishments, restaurants and a cinema.

         In June 1997, the authorized Common Shares of the Trust were increased by vote of the shareholders from 10,000,000 to 500,000,000 Common Shares and the shareholders authorized 50,000,000 Preferred Shares of Beneficial Interest.

         The Trust has qualified as a real estate investment trust ("REIT") for federal income tax purposes since 1985 and intends to maintain its REIT qualification in the future. In order to preserve its REIT status, the Trust must meet certain criteria with respect to assets, income and shareholder ownership. In addition, the Trust is required to distribute at least 95% of taxable income (as defined in the Internal Revenue Code of 1986, as amended (the "Code")) to its shareholders.

         The Trust's executive offices are located at 6210 North Beltline Road, Suite 170, Irving, Texas 75063. The Trust's main telephone number is
(972)756-6000.


                                  RISK FACTORS

         An investment in Common Shares involves various risks, and prospective investors should carefully consider the matters discussed under "Risk Factors" prior to any investment in the Trust.

                                  THE OFFERING

         This Prospectus relates to the possible offer and sale from time to time of 5,910,263 Resale Shares by the Selling Shareholders. The Resale Shares are Common Shares beneficially owned or controlled by the Selling Shareholders. See "Selling Shareholders." The Trust is registering the Resale Shares for sale by the Selling Shareholders pursuant to its obligations under certain registration rights agreements between the Trust and each of the Selling Shareholders. The Trust will not receive any proceeds from the sale of any Resale Shares.

                                  RISK FACTORS

         An investment in the Common Shares involves various risks. Prospective investors should carefully consider the following information in conjunction with the other information contained or incorporated by reference in this Prospectus before making a decision to purchase any Resale Shares.

HISTORY OF LOSSES

         The Trust has generated losses from operations every year since 1988. Although the Trust anticipates that it will generate income from operations in the future based on current growth plans, there can be no assurance as to when, or if, such a change will occur. Furthermore, a significant part of the losses from operations during the five years ended December 31, 1997 resulted from write-downs on real estate reflecting permanent impairments in value. Although additional writedowns are not currently necessary, there can be no assurance that such writedowns will not be required in the future.

UNCERTAINTY OF DISTRIBUTIONS

         The Trust has not made distributions for four consecutive quarters since 1993. A distribution of $0.18 per share was paid on April 14, 1998 to shareholders of record on April 3, 1998. On April 30, 1998, the Board of Trust Managers declared a distribution for the second quarter of 1998 of $0.20 per share, payable on July 14, 1998, to shareholders of record as of July 3, 1998. Prior to April, the Trust made a quarterly distribution on February 13, 1996 of $0.20 per share. Any future distributions to shareholders will be evaluated by the Trust Managers based on the liquidity of the Trust, performance of the Trust's property portfolio, cash flow of the Trust and other relevant financial considerations. It is impossible to predict with certainty whether, and when, the Trust will continue making quarterly distributions after the July 14, 1998 distribution.

ANTI-TAKEOVER PROVISIONS

         The Trust's Declaration of Trust and Fifth Amended and Restated Bylaws, as amended (the "Bylaws"), as well as the Texas REIT Act, contain a number of provisions that might have the effect of entrenching current management or delaying or discouraging an unsolicited takeover of the Trust. These provisions include, among others, the following: (a) the power of the Trust Managers to issue 50,000,000 preferred shares of beneficial interest, $0.10 par value per share (the "Preferred Shares"), with such rights and preferences as determined by the Trust Managers; (b) the power of the Trust Managers to stop transfers and/or redeem Shares (as defined in the Declaration of Trust) under the following conditions: (i) from any shareholder who owns, directly or indirectly, 9.8% or more of the outstanding Shares, (ii) from any five or fewer shareholders who own, directly or indirectly more than 50% of the outstanding Shares and (iii) from any other shareholder if the Trust Managers otherwise determine in good faith that ownership of the outstanding Shares has or may become concentrated to an extent that may prevent the Trust from qualifying as a REIT under the Code; (c) Trust Managers remain in office unless removed by the shareholders or if another nominee for Trust Manager receives the vote of a majority of the outstanding Shares regardless of whether they receive a vote of the majority of the outstanding Shares at the Trust's annual meeting; and (d) except in certain circumstances, the affirmative vote of the holders of not less than 80% of the outstanding Shares, including the affirmative vote of the holders of not less than 50% of the outstanding Shares not owned, directly or indirectly, by any Related Person (as defined in the Declaration of Trust), is required for the approval of certain Business Combinations (as defined in the Declaration of Trust). Any Shares transferred in violation of the restrictions set forth in clause (b) of the preceding sentence become "Excess Securities" with no voting or distribution rights. The Trust has the power to purchase or direct the sale of such Excess Securities, with the sale proceeds being paid to the former owner.

SIGNIFICANT INCREASE IN PORTFOLIO SIZE

         Upon consummation of the Merger, the Trust increased its portfolio of net leasable square feet owned or controlled by 51% to 4,138,641. Several of the properties that were acquired by the Trust in the Merger are in markets where the Trust has not historically operated properties. Due primarily to the number and relative geographic diversity of its properties after the Merger, the Trust may not have adequate management or other personnel or adequate systems or other resources to manage its portfolio or its properties to the same level of efficiency after the Merger, which could adversely affect operations and result in less cash available for distribution to shareholders.

FUTURE DILUTION TO SHAREHOLDERS

         Shareholders are subject to the risk that their equity interests in the Trust may be diluted through the issuance of additional equity securities if such securities are issued for less than their fair market value. The Trust has the right to issue, at the discretion of its Trust Managers, additional Common Shares upon such terms and conditions and at such prices as the Trust Managers may establish. Additionally, the Trust may in the future issue Preferred Shares that might have priority over the Common Shares as to distributions and liquidation proceeds.

DISTRIBUTIONS SUBORDINATE TO PAYMENTS ON DEBT

         Distributions to shareholders of the Trust will be subordinate to the prior payment of the Trust's current debts and obligations. If the Trust makes distributions in the future and, for any reason, the Trust did not have sufficient funds to pay its current debts and obligations, distributions to shareholders would be suspended pending the payment of such debts and obligations.

EFFECT OF MARKET INTEREST RATES ON PRICE OF COMMON SHARES

         An increase in market interest rates may lead prospective purchasers of the Common Shares to demand a higher anticipated annual yield from future dividends. Such an increase in the required anticipated dividend yield may adversely affect the market price of outstanding Common Shares.

REAL ESTATE INVESTMENT RISKS

EFFECT OF ECONOMIC AND REAL ESTATE CONDITIONS

         Investments in real estate typically involve a high level of risk. One of the risks of investing in real estate is the possibility that the Trust's properties will not generate income sufficient to meet operating expenses or will generate income and capital appreciation, if any, at rates lower than those anticipated or available through investment in comparable real estate or other investments. Income from properties and yields from investments in properties may be affected by many factors, including the type of property involved, the form of investment, conditions in financial markets, over-building, a reduction in rental income as the result of the inability to maintain occupancy levels, adverse changes in applicable tax laws, changes in general economic conditions, adverse local conditions (such as changes in real estate zoning laws that may reduce the desirability of real estate in the area) and acts of nature, such as earthquakes or floods. Some or all of the foregoing conditions may affect the Trust's properties.

RENEWAL OF LEASES AND RELETTING OF SPACE

         The Trust is subject to the risks that, upon expiration of leases on the Trust's properties, the leases may not be renewed, the space may not be relet or the terms of renewal or reletting (including the costs of required renovation or concessions to tenants) may be less favorable than current lease terms. If the Trust were unable to promptly relet or renew the leases for all or a substantial portion of the space, if the rental rate upon such renewal or reletting were significantly lower than expected or if its reserves proved inadequate, then the Trust's cash flow and funds from operations ("FFO") and ability to make expected distributions to its shareholders may be adversely affected. (The Trust believes FFO is an appropriate measure of performance and provides investors with an understanding of the ability of the Trust to incur and service debt and make capital expenditures. FFO should not be considered as an alternative to net income or other measurements under generally accepted accounting principles as an indicator of the Trust's operating performance or to cash flows from operating, investing or financing activities as a measure of liquidity.) Leases on approximately 13% of the total net leasable area of the properties owned by the Trust will expire in 1998. The expiring leases represent approximately 9.9% of the total property annualized base rent received by the Trust. Management will attempt to negotiate renewals with certain of the tenants with expiring leases; however, no assurance can be given that such negotiations will be successful.

MARKET ILLIQUIDITY

         Real estate investments are relatively illiquid. Such illiquidity will tend to limit the ability of the Trust to vary its portfolio promptly in response to changes in economic or other conditions. In addition, federal income tax provisions applicable to REITs could limit the Trust's ability to sell properties held for fewer than four years, which may affect the Trust's ability to sell properties at a time which would be in the best interest of its shareholders.

OPERATING RISKS

         The Trust's properties will be subject to all operating risks common to real estate developments in general, any or all of which might adversely affect occupancy or rental rates. In addition, increases in operating costs due to inflation and other factors may not necessarily be offset by increased rents. If operating expenses increase, the local rental market for properties similar to the Trust may limit the extent to which rents may be increased to meet increased expenses without decreasing occupancy rates. If any of the above occur, the Trust's ability to make distributions to shareholders could be adversely affected.

COMPETITION

         The Trust's properties are predominantly located in the South and Southwest. All of the Trust's properties are located in areas that include competing properties. The number of competitive properties in a particular area could have a material adverse effect on both the Trust's ability to lease space at any of its properties or at any newly developed or acquired properties and the rents charged. The Trust may be competing with owners, including, but not limited to, other REITs, insurance companies and pension funds that have greater resources than the Trust.

CONCENTRATION OF INVESTMENTS

         Manhattan Towers, a 301,000 square foot office building, has rental revenues in excess of 10% of the total revenues of the Trust. Rental revenues and tenant reimbursements from Manhattan Towers totaled $999,000 in the first quarter of 1998, representing 11.4% of the Trust's total revenues for the period.

NO LIMITATION ON DEBT

         The Trust's organizational documents do not contain any limitation on the amount or percentage of indebtedness the Trust can incur. The Trust could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Trust's ability to make distributions to its shareholders and would result in an increased risk of default on its obligations.

         Subject to other existing loan documents, the Trust may borrow funds in the future and secure such loans with mortgages on its properties. In the event such mortgage loans require balloon payments, the ability of the Trust to make such payments will depend upon its ability to sell or refinance its properties for amounts sufficient to repay such loans.

In addition, the payment of debt service in connection with any borrowings may adversely affect cash flow and the value of the Common Shares.

         As of March 31, 1998, the Trust had $129,000,000 in debt outstanding and the debt to total market capitalization of the Trust was approximately 44%.

CHANGES IN POLICIES

         The investment and financing policies of the Trust and its policies with respect to all other activities, including its growth, debt, capitalization, distribution and operating policies will be determined by its Trust Managers. Although the Trust Managers have no present intention to do so, these policies may be amended or revised at any time and from time to time at the discretion of the Trust Managers without a vote of the shareholders of the Trust. A change in these policies could adversely affect the Trust's financial condition or results of operations or the market price of its Common Shares.

POSSIBLE ENVIRONMENTAL LIABILITIES

         Under various federal, state and local environmental laws, ordinances and regulations, an owner or operator of real estate may become liable for the costs of removal or remediation of certain hazardous substances released on or in its property. Such laws typically impose cleanup responsibility and liability without regard to whether the owner knew of or was responsible for the presence of the contaminants. The costs of investigation, remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to properly remediate such property, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances also may be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is owned or operated by such person. Finally, the owner of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site.

         The Trust has been notified of the possible existence of underground contamination at Tamarac Square, the retail property in Denver, Colorado. The source of the possible contamination is apparently related to underground storage tanks located on an adjacent property. This adjacent property was placed on Colorado's list of leaking underground storage tanks. A second potential source of contamination is a nearby tract on which a service station was formerly operated. The owner of the adjacent property is currently conducting studies under the direction of the Colorado Department of Health in an attempt to define the contamination and institute an appropriate plan to address the situation. At this time, management does not anticipate any exposure to the Trust relative to either issue.

         The due diligence performed by the Trust with respect to the CST Office Products Building (formerly the Bowater Communications Paper Building) in Lakeland, Florida, acquired in the Merger, revealed the presence of naturally occurring metals in groundwater near a former septic system on the property, but at concentrations which exceeded regulatory thresholds and expected naturally occurring concentrations. During its due diligence, the Trust also conducted an environmental investigation of the Apollo Computer Building in Chelmsford, Massachusetts. Near the place where underground storage tanks were formerly operated at the property, such investigation revealed the presence of hydrocarbons in soil at levels below regulatory thresholds, and naturally occurring metals in groundwater at concentrations which exceeded regulatory thresholds and expected naturally occurring concentrations. The result of additional investigation by third-party experts indicated that no discernable liability existed for either property, nor was there any exposure to future cleanup costs.

         Certain federal, state and local laws, regulations and ordinances govern the removal, encapsulation or disturbance of asbestos-containing materials ("ACMs") when such materials are in poor condition or in the event of building, remodeling, renovation or demolition. Such laws may impose liability for release of ACMs and may provide for third parties to seek recovery from owners or operators of real estate for personal injuries associated with ACMs.

In connection with its ownership, management and operation of its properties, the Trust may be potentially liable for such costs. Except as described above, the Trust has not been notified by any governmental authority or any other third party of any noncompliance, liability or other claim in connection with any of the Trust's properties.

         The Trust's management believes that the Trust's properties are in compliance in all material respects with all federal, state and local laws, ordinances and regulations regarding hazardous or toxic substances or petroleum products. The Trust has not been notified (except with respect to the Tamarac Square Property), and is not otherwise aware, of any material noncompliance, liability or claim relating to hazardous or toxic substances in connection with any of the Trust's properties.

OWNERSHIP LIMITS

         In order to maintain its qualification as a REIT, not more than 50% in value of the outstanding shares of the Trust may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and such shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. In order to protect the Trust against the risk of losing its status as a REIT due to a concentration of ownership among its shareholders, the Declaration of Trust authorizes the Trust Managers to take such action as may be necessary to preserve the Trust's qualification as a REIT. Additionally, the Declaration of Trust provides that, subject to certain exceptions, no holder may own, or be deemed to own, more than 9.8% of the aggregate value of any class of Shares or 9.8% of the total number of outstanding Shares of any class of Shares. The Trust Managers are permitted, however, to waive this restriction if the Trust Managers receive satisfactory evidence and assurances that the qualification of the Trust as a REIT would not be jeopardized thereby. Shares acquired or transferred in breach of this limitation will automatically be deemed to be Excess Securities held by the Trust in trust and not entitled to vote or to participate in dividends or other distributions. Additionally, Shares acquired or transferred in breach of this limitation may be purchased by the Trust for the lesser of the price paid and the market price (as determined in the manner set forth in the Declaration of Trust).

         These ownership limits, as well as the ability of the Trust to issue other classes of equity securities, may delay, defer or prevent a change in control of the Trust and also may deter tender offers for the Common Shares, which offers may be attractive to the shareholders, or limit the opportunity of shareholders to receive a premium for their Common Shares that might otherwise exist if an investor were attempting to effect a change in control of the Trust.

RISKS OF DEVELOPMENT AND ACQUISITION ACTIVITIES

         The Trust will incur risks associated with any development activities it undertakes, including the risks that: (i) occupancy rates and rents at a newly completed project may not be sufficient to make the project profitable;
(ii) financing may not be available on favorable terms for the project; (iii) construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs; (iv) construction costs of a project may exceed original estimates, possibly making the project uneconomical; (v) zoning, occupancy and other required governmental approvals or authorizations may not be granted and development costs associated therewith may not be recovered; and (vi) development opportunities explored by the Trust may be abandoned. Acquisitions of properties entail risks that investments will fail to perform in accordance with expectations and that judgments with respect to the costs of improvements to bring an acquired property up to standards established for the market position intended for that property will prove inaccurate, as well as general investment risks associated with any new real estate investment.

         The Trust anticipates that its new developments and acquisitions will be financed under lines of credit or other interim forms of secured or unsecured financing. There is no assurance that permanent financing for such newly developed or acquired projects will be available or might be available only on disadvantageous terms. In addition, the fact that the Trust must distribute 95% of its taxable income in order to maintain its qualification as a REIT will limit the ability of the Trust to rely upon income from operations or cash flow from operations to finance new development or acquisitions. As a result, if permanent debt or equity financing is not available on acceptable terms to refinance new developments or acquisitions undertaken without permanent financing, further development activities or acquisitions might be curtailed or cash available for distribution might be adversely affected. In the case of an unsuccessful development or acquisition, the Trust's loss could exceed its investment in the project.

UNINSURED AND UNDERINSURED LOSSES COULD RESULT IN LOSS OF VALUE OF PROPERTY

         The Trust carries comprehensive liability, fire, flood, extended coverage and rental loss insurance with respect to its properties and its management believes such coverage is of the type and amount customarily obtained for or by an owner of real property assets similar to the Trust's real property assets. Similar coverage will be obtained for properties acquired in the future. However, there are certain types of losses, generally of a catastrophic nature, such as losses from floods or earthquakes, that may be uninsurable or not economically insurable. The Trust's management exercises its discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to maintaining appropriate insurance on the Trust's investments at a reasonable cost and on suitable terms. This may result in insurance coverage that in the event of a substantial loss would not be sufficient to pay the full current market value or current replacement cost of the Trust's lost investment. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might make it infeasible to use insurance proceeds to replace the property after such property has been damaged or destroyed.

COSTS OF COMPLIANCE WITH FEDERAL LAWS

         The Americans with Disabilities Act of 1990 (the "ADA") requires public accommodations to meet certain federal requirements related to access and use by disabled persons. These requirements became effective in 1992. Compliance with the ADA could require removal of structural barriers to handicapped access in certain public areas of properties owned by the Trust where such removal is readily achievable. Failure to comply with the ADA could result in the imposition of fines or the award of damages to private litigants. If required changes involve greater expenditures than the Trust currently anticipates, or if the changes must be made on a more accelerated basis than it anticipates, the Trust's ability to make distributions to its shareholders could be adversely affected.

         Additional and future legislation may impose other burdens or restrictions on owners with respect to access by disabled persons. The ultimate costs of complying with the ADA and other similar legislation are not currently ascertainable and, while such costs are not expected to have a material adverse effect on the Trust, such costs could be substantial. Limitations or restrictions on the completion of certain renovations may limit application of the Trust's investment strategy in certain instances or reduce overall returns on the Trust's investments.

ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT

         The Trust believes that it has operated so as to qualify as a REIT under the Code since its formation. Although management of the Trust believes that the Trust is organized and is operating in such a manner, no assurance can be given that the Trust will be able to continue to operate in a manner so as to qualify or remain so qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations and the determination of various factual matters and circumstances not entirely within the Trust's control. For example, in order to qualify as a REIT, at least 95% of the Trust's gross income in any year must be derived from qualifying sources and the Trust must make distributions to shareholders aggregating annually at least 95% of its REIT taxable income (excluding net capital gains). In addition, no assurance can be given that new legislation, regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. The Trust is not aware, however, of any currently pending tax legislation that would adversely affect its ability to continue to qualify as a REIT.

         For any taxable year that the Trust fails to qualify as a REIT, the Trust will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. In addition, unless entitled to relief under certain statutory provisions, the Trust also will be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce the net earnings of the

Trust available for investment or distribution to shareholders because of the additional tax liability to the Trust for the year or years involved. In addition, distributions no longer would be required to be made. To the extent that distributions to shareholders would have been made in anticipation of the Trust's qualifying as a REIT, the Trust might be required to borrow funds or to liquidate certain of its investments to pay the applicable tax.

UNCERTAINTIES RELATED TO LITIGATION

         On August 20, 1997, a purported class action lawsuit (the"Arizona Lawsuit"), which was filed in the Superior Court of the State of Arizona, was served upon USAA Real Estate Company, USAA Investors I, Inc. ("RELP GP I"), USAA Investors II, Inc. ("RELP GP II"), USAA Income Properties III, Inc. ("RELP GP III"), USAA Income Properties IV, Inc. ("RELP GP IV" and, together with RELP GP I, RELP GP II and RELP GP III, the "RELP GPs"), certain other affiliated entities and the individual members of the boards of directors of each of the RELP GPs. The Trust was also named as a defendant. The Arizona Lawsuit has been subsequently transferred to the United States District Court for the Western District of Texas, San Antonio Division. On April 13, 1998, another purported class action lawsuit, which was filed on behalf of the former limited partners of USAA Income Properties III Limited Partnership in the United States District Court of the Western District of Texas, San Antonio Division, was served upon USAA Properties III, Inc., Edward B. Kelley, USAA Real Estate Company, United Services Automobile Association and the Trust. Both lawsuits allege, among other things, breaches of fiduciary duty in connection with the transactions contemplated by merger agreements entered into by USAA Real Estate Investments I, a California Limited Partnership; USAA Real Estate Investments II Limited Partnership; USAA Income Properties III Limited Partnership; and USAA Income Properties IV Limited Partnership and the Trust, dated as of June 30, 1997.

           Each lawsuit seeks, among other things, damages, including attorneys' fees and expenses. The Trust believes that the plaintiffs' claims in both lawsuits are without merit and intends to defend vigorously against each. However, no assurance can be given that the plaintiffs in the lawsuits will not be successful. If such plaintiffs were to succeed in either lawsuit it could have a material adverse effect on the Trust.


                                USE OF PROCEEDS

         The Common Shares offered hereby are being registered for the account of the Selling Shareholders and, accordingly, the Trust will not receive any of the proceeds from the sale of the Resale Shares.

                              SELLING SHAREHOLDERS

         This Prospectus relates to the possible offer and sale from time to time of 5,910,263 Resale Shares by the Selling Shareholders. The Selling Shareholders consist of the following: (i) Praedium, (ii) Realco, (iii) USAA I, (iv) USAA II, (v) USAA III, (vi) USAA IV, (vii) MSRE, (viii) MSAM (as agent for certain institutional clients and affiliates for whom MSAM acts as an investment adviser), (ix) ABKB (as agent for certain clients for whom ABKB acts as an investment adviser), and (x) LaSalle Advisers (as agent for a particular client for whom LaSalle Advisers acts as an investment adviser).

         Pursuant to the terms of the Common Share Purchase Agreement ("Purchase Agreement") dated as of January 29, 1998 between the Trust and Praedium, Praedium obtained full observation rights with respect to the Trust's Board of Trust Managers ("Observation Rights"), including the right to obtain full and timely notice of all meetings of the Board of Trust Managers and of each of its committees, to obtain copies of all written and other materials disseminated to the Board of Trust Managers and to designate a person to attend in person or by telephone all meetings of the Board of Trust Managers or its committees. Praedium's Observation Rights shall terminate upon the earlier of
(i) the occurrence of the Trust's annual meeting in 1999, or (ii) such time that Praedium owns less than 50% of the Common Shares acquired pursuant to the terms of the Purchase Agreement. In connection with its Observation Rights and contemporaneously with the execution of the Purchase Agreement, Praedium executed a confidentiality agreement.

         Edward B. Kelley and T. Patrick Duncan, President and Senior Vice President of Real Estate Operations of Realco, respectively, currently serve as Trust Managers of the Trust. Pursuant to the terms of the Share Purchase Agreement dated as of December 13, 1996 between the Trust and Realco, as amended, Realco retains the right to nominate an additional two Trust Managers to the Trust's Board of Trust Managers, subject to approval by shareholders. Messrs. Kelley and Duncan also serve as directors and officers of each of USAA I, USAA II, USAA III and USAA IV, each of which is a wholly-owned subsidiary of Realco. An affiliate of Realco currently manages and leases the properties acquired by the Trust in the Merger.

         Pursuant to the terms of an agreement by and among the Trust, USAA, ABKB, LaSalle Advisers, MSAM and MSRE dated January 29, 1998, the Trust shall nominate for election or re-election as Trust Manager at each annual meeting of shareholders one nominee of MSAM and one nominee of ABKB, in each case as agent and for the benefit of particular clients. The Trust shall have no further obligation to nominate MSAM's and ABKB's nominee, as applicable, at the time MSAM's or ABKB's holdings, as applicable, of the Trust's Common Shares fall below 5% of the Trust's issued and outstanding shares. Upon determining that a party has fallen below the threshold, the Trust may require such party's nominee to immediately resign or to not seek election at the next annual meeting of shareholders.

         The Resale Shares offered by this Prospectus will be offered from time to time by the Selling Shareholders, or by pledgees, donees, transferees or other successors in interest thereto. The following table provides the number of Common Shares beneficially owned and offered by each Selling Shareholder.


                              Common Shares Beneficially                                                       Common Shares
Name of Selling                      Owned as of                % Ownership as of      Common Shares            Beneficially
Shareholder                          May 1, 1998                  May 1, 1998(1)       Offered Hereby     Owned After Offering (2)
---------------               --------------------------        -----------------      --------------     ------------------------
Praedium II Industrial                    733,945                      6.6%                   733,945                     0
Associates LLC

USAA Real Estate Company                1,676,087(3)                  15.0%                 1,185,911                     0

USAA Investors I, Inc.                     96,020(3)                     *                     96,020                     0

USAA Investors II, Inc.                   191,563(3)                   1.7%                   191,563                     0

USAA Properties III, Inc.                 107,634(3)                   1.0%                   107,634                     0

USAA Properties IV, Inc.                   92,959(3)                     *                     92,959                     0

MS Real Estate Special                    120,230(4)                   1.1%                   120,230                     0
Situation, Inc.

Morgan Stanley Asset                    1,879,423(4)                  16.8%                 1,879,423                     0
Management Inc.

ABKB/LaSalle Securities
Limited Partnership                       960,425(5)                   8.6%                   960,425                     0

LaSalle Advisers Capital
Management, Inc.                          542,153(6)                   4.9%                   542,153                     0

----------
  *      Less than 1%.
(1) The percentage ownership of each Selling Shareholder assumes (i) the exercise of vested options to purchase an aggregate 39,000 Common Shares and (ii) the exercise of vested warrants to purchase an aggregate of 40,000 Common Shares.
(2)      Assumes the sale of all the Common Shares offered hereby.

(3) Based upon the Schedule 13D filed jointly by United Services Automobile Association ("USAA"), USAA Capital Corporation ("USAA CC"), Realco, USAA I, USAA II, USAA III, and USAA IV on January 20, 1998, USAA is the sole stockholder of USAA CC; USAA CC is the sole stockholder of Realco; Realco is the sole stockholder of each of USAA I, USAA II, USAA III, and USAA IV. Realco owns directly 1,185,911 Common Shares, USAA I owns directly 96,020 Common Shares, USAA II owns directly 191,563 Common Shares, USAA III owns directly 107, 634 Common Shares, and USAA IV owns directly 92,959 Common Shares. Based upon these relationships, USAA, USAA CC, and Realco have shared voting and dispositive power over all 1,674,087 Common Shares; USAA I has shared voting and dispositive power over 96,020 Common Shares; USAA II has shared voting and dispositive power over 191,563 Common Shares; USAA III has shared voting and dispositive power over 107,634 Common Shares; and USAA IV has shared voting and dispositive power over 92,959 Common Shares. Also includes vested options held by Realco to purchase 2,000 Common Shares.
(4) Based upon Amendment No. 1 to the Schedule 13D filed jointly by Morgan Stanley, Dean Witter, Discover & Co. ("Morgan Stanley"), MSAM and Morgan Stanley Real Estate Special Situations Fund II, L.P. on February 12, 1998, (the "MSAM Schedule 13D"), Morgan Stanley has sole voting and dispositive power over the 120,230 Common Shares and shared voting and dispositive power over 1,879,423 Common Shares held by certain institutional clients and affiliates for whom MSAM acts as an investment adviser. In total, 159,108 Common Shares are owned by affiliates of MSAM; Morgan Stanley and MSAM have disclaimed beneficial ownership of all remaining Common Shares.
(5) Based on the Schedule 13D filed jointly by ABKB and LaSalle Advisers on February 10, 1998, ABKB has sole voting and dispositive power over 480,213 Common Shares and shared voting and dispositive power with respect to 480,212 Common Shares. Excludes 542,153 Common Shares beneficially owned by LaSalle Advisers, as to which ABKB disclaims beneficial ownership.
(6) Based on the Schedule 13D filed jointly by ABKB and LaSalle Advisers on February 10, 1998, LaSalle Advisers has shared dispositive power with respect to 542,153 Common Shares. Excludes 960,425 Common Shares beneficially owned by ABKB, as to which LaSalle Advisers disclaims beneficial ownership.

                              PLAN OF DISTRIBUTION

         This Prospectus relates to the offer and sale from time to time of up to an aggregate of 5,910,263 Resale Shares by the Selling Shareholders, or by pledgees, donees, transferees or other successors in interest thereto. The Trust is registering the Resale Shares pursuant to the Trust's obligations under the Registration Rights Agreements, but the registration of the Resale Shares does not necessarily mean that any of the Resale Shares will be offered or sold by the Selling Shareholders thereunder. The Trust will not receive any proceeds from the sale of the Resale Shares by the Selling Shareholders.

         The distribution of the Resale Shares may be effected from time to time in one or more underwritten transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Any such underwritten offering may be on a "best efforts" or a "firm commitment" basis. In connection with any such underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders. Underwriters may sell the Resale Shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they act as agents.

         The Selling Shareholders and any underwriters, dealers or agents that participate in the distribution of the Resale Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the Resale Shares by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

         At a time a particular offer of Resale Shares is made by the Selling Shareholders, a Prospectus Supplement, if required, will be distributed that will set forth the names of any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from the Selling Shareholders and any other required information.

         The sale of Resale Shares by the Selling Shareholders also may be effected from time to time by selling Resale Shares directly to purchasers or to or through broker-dealers. In connection with any such sale, any such broker-dealer may act as agent for the Selling Shareholders or may purchase from the Selling Shareholders all or a portion of the Resale Shares as principal, and may be made pursuant to any of the methods described below. Such sales may be made on the NYSE or other exchanges on which the Common Shares are then traded, in the over-the-counter market, in negotiated transactions or otherwise at prices and at terms then prevailing or at prices related to the then-current market prices or at prices otherwise negotiated.

         The Resale Shares also may be sold in one or more of the following transactions: (a) block transactions in which a broker-dealer may sell all or a portion of such shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account pursuant to a Prospectus Supplement; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable NYSE or other stock exchange rules; (d) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers; (e) sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and (f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. In effecting sales, broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation from the Selling Shareholders in amounts to be negotiated immediately prior to the sale that will not exceed those customary in the types of transactions involved. Broker-dealers may also receive compensation from purchasers of the Resale Shares which is not expected to exceed that customary in the types of transactions involved.

         In order to comply with the securities laws of certain states, if applicable, the Resale Shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, Resale Shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is satisfied.

         All expenses incident to the offering and sale of the Resale Shares, other than commissions, discounts and fees of underwriters, broker-dealers or agents, shall be paid by the Trust. The Trust has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                        FEDERAL INCOME TAX CONSEQUENCES

         The Trust has elected to be taxed as a REIT for federal income tax purposes since its taxable year ended December 31, 1985. The following general summary of the Federal tax rules governing a REIT and its shareholders is based on the Code, judicial decisions, Treasury Regulations, rulings and other administrative interpretations, all of which are subject to change. Because many provisions of the Code have been revised substantially by recent legislation, very few judicial decisions, Treasury Regulations, rulings or other administrative pronouncements have been issued interpreting many of the revisions to the Code. Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. has acted as counsel to the Trust and has reviewed this summary and has rendered an opinion that the description of the law and the legal conclusions contained herein are correct in all material respects, and that the discussion hereunder fairly summarizes the federal income tax considerations that are likely to be material to the Trust and a holder of Common Shares. However, investors should be aware that Congress continues to consider new tax bills. Accordingly, no assurance can be given that future legislation, administrative regulations, rulings, or interpretations or court decisions will not alter significantly the tax consequences described below or that such changes or decisions will not be retroactive. The Trust has not requested, nor does it presently intend to request, a ruling from the Internal Revenue Service (the "Service") with respect to any of the matters discussed below. Because the provisions governing REITs are complex, no attempt is made in the following discussion to discuss in detail all of the possible tax consequences applicable to the Trust or its shareholders, including state tax laws. ACCORDINGLY, THIS DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING AND EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT HIS OR HER OWN TAX ADVISER WITH SPECIFIC REFERENCE TO HIS OR HER OWN TAX SITUATION BEFORE PURCHASING COMMON SHARES.

GENERAL

         In general, as long as the Trust qualifies as a REIT, it will not be subject to Federal income tax on income or capital gains that it distributes in a timely manner to shareholders. The Trust will, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed.

         If the Service successfully challenged the tax status of the Trust as a REIT, the Trust's income and capital gains would become subject to Federal income tax (including any applicable minimum tax) at corporate rates. Consequently, the amount of after tax earnings available for distribution to shareholders would decrease substantially. In addition, "net capital gain" (net long-term capital gain in excess of net short-term capital loss) distributed by the Trust would be taxed as ordinary dividends to shareholders rather than as long-term capital gain. The Trust would not be eligible to re-elect REIT status under the Code until the fifth taxable year beginning after the taxable year in which it failed so to qualify, unless its failure to qualify was due to reasonable cause and not to willful neglect and certain other requirements were satisfied. Also, immediately prior to requalification as a REIT under the Code, the Trust could be taxed on any unrealized appreciation in its assets.

         Qualification of the Trust as a REIT for Federal tax purposes will depend on its continuing to meet various requirements governing, among other things, the ownership of its Common Shares, the nature of its assets, the sources of its income, and the amount of its distributions to shareholders. Although the Trust Managers intend to cause the Trust to continue to operate in a manner that will enable it to comply with such requirements, there can be no certainty that such intention will be realized. In addition, because the relevant laws may change, compliance with one or more of the REIT requirements may be impossible or impractical.

REQUIREMENTS FOR QUALIFICATION AS A REAL ESTATE INVESTMENT TRUST

         Although the Trust must meet certain qualifications to be a real estate investment trust under the Texas REIT Act, the Trust must independently qualify as a REIT under the Code. To qualify as a REIT under the Code, the Trust must properly elect to be a real estate investment trust and must satisfy various requirements in each taxable year. Generally, for federal income tax purposes an entity will not qualify as a REIT unless it is a corporation, trust or association (i) which is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code; (iv) which is neither a financial institution nor an insurance Trust subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities); and (vii) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) to (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi) will not apply until after the first taxable year for which an election is made to be taxed as a REIT.

         The Trust believes that it has issued sufficient shares to allow it to satisfy conditions (v) and (vi). In addition, the Declaration of Trust provides for restrictions regarding the transfer and ownership of shares, which restrictions are intended to assist the Trust in continuing to satisfy the share ownership requirements described in (v) and (vi) above. Those restrictions may not ensure that the Trust in all cases will be able to satisfy the share ownership requirements described above. If the Trust fails to satisfy those share ownership requirements, the Trust's status as a REIT will terminate. Pursuant to the Taxpayer Relief Act of 1997, enacted August 5, 1997, starting with a REIT's first taxable year that begins after August 5, 1997, a REIT that complies with Treasury Regulations for ascertaining the ownership of its shares and that does not know or, exercising reasonable diligence would not have known, whether it failed condition

(vi) will be treated as meeting condition (vi). The provisions of the Taxpayer Relief Act of 1997 will apply to each of the Trust's taxable years which begin after August 5, 1997.

         Share Ownership. (a) The beneficial ownership of Common Shares of the Trust must be held by a minimum of 100 persons for at least 335 days of a taxable year consisting of 12 months (or a proportionate part of a taxable year consisting of less than 12 full months), and (b) Common Shares representing no more than 50% (by value) of the Trust may be owned (directly or under rules of constructive ownership prescribed by the Code) by five or fewer individuals at any time during the last half of a taxable year (the "50% Shareholder Test"). Certain tax-exempt entities are treated as individuals for purposes of the 50% Shareholder Test. In addition, the applicable constructive ownership rules provide, among other things, that Common Shares held by a corporation, partnership, trust or estate will be regarded as being held proportionately by its shareholders, partners or beneficiaries, as the case may be, and Common Shares owned by certain persons may be regarded as being owned by certain members of their families. Common Shares held by a qualified pension plan will be treated as held proportionately by its beneficiaries; however, Common Shares held by a qualified pension plan will be treated as held by one individual if persons related to the plan (such as the employer, employees, officers, or Trust Managers) own in the aggregate more than 5% by value of the Common Shares and the Trust has accumulated earnings and profits attributable to any period for which it did not qualify as a REIT.

         To assure continued compliance with the 50% Shareholder Test, the Trust's Declaration of Trust prohibits any individual investor from acquiring an interest in the Trust such that the individual would own (or be deemed under the applicable rules of constructive ownership to own) more than 9.8% of the outstanding Common Shares, unless the Trust Managers (including a majority of the independent Trust Managers) are provided evidence satisfactory to them in their sole discretion that the qualification of the Trust as a REIT will not be jeopardized.

         Treasury Regulations require the Trust to maintain records of the actual and constructive beneficial ownership of its Common Shares. Pursuant to the Taxpayer Relief Act of 1997, if the Trust fails to comply with regulations to ascertain its ownership it will be subject to a penalty for failing to do so. The penalty is $25,000 ($50,000 for intentional violations) for any year in which the Trust does not comply with the ownership regulations. The Trust will also be required, when requested by the Service, to send curative demand letters. In accordance with those Regulations, the Trust must and will demand from shareholders written statements concerning the actual and constructive beneficial ownership of Common Shares. Any shareholder who does not provide the Trust with required information concerning share ownership will be required to include certain information relating thereto with his income tax return.

         Asset Diversification. At the close of each quarter of the taxable year, at least 75% of the value of the Trust's total assets must be represented by "real estate assets" (which category includes interests in real property, mortgages on real property and certain temporary investments), cash, cash items and U.S. Government securities (the "75% Asset Test"). In addition, no more than 25% of the value of the Trust's total assets may consist, in whole or in part, of securities that do not qualify under the 75% Asset Test (the "25% Asset Test"). Further, the value of any one issuer's securities owned by the Trust may not exceed 5% of the value of the Trust's total assets (the "5% Asset Test"), and the Trust may not own more than 10% of any one issuer's voting securities (the "10% Test"). If the Trust is in violation of the foregoing requirements (due to a discrepancy between the value of its investments and such requirements) after the acquisition of any security or property, then the Trust will be treated as not violating the requirements if it cures the violation within 30 days of the close of the quarter during which the Trust acquires such asset.

         While the Trust Managers intend to manage the Trust to meet the 75% Asset Test, 25% Asset Test, 5% Asset Test and 10% Test, no assurance can be given that the Trust will be able to do so.

         The assets of the Trust's wholly-owned subsidiaries will be attributable directly to the Trust for purposes of the asset diversification rules. Additionally, the Trust will be deemed to own a proportionate share (based upon its capital interest) of the assets of any partnerships in which the Trust owns an interest.

         Sources of Income. The Trust must satisfy three distinct income-based tests for each taxable year: the "75% Income Test," the "95% Income Test" and the "30% Income Test."

         The 75% Income Test requires that at least 75% of the Trust's gross income (other than from certain "prohibited transactions") in each taxable year consist of certain types of income identified in the Code, including qualifying rents from real property; qualifying interest on obligations secured by mortgages on real property or interests in real property; gain from the sale or other disposition of real property (including interests in real property and mortgages on real property) held for investment and not primarily for sale to customers in the ordinary course of business; income and gain from certain properties acquired by the Trust through foreclosure; and income earned from certain qualifying types of temporary investments. Income earned from qualifying temporary investments means income that is (i) attributable to stock or debt instruments, (ii) attributable to the temporary investment of capital received by the Trust from the issuance of shares of beneficial interest or from a public offering of debt securities that have a maturity of at least five years, and (iii) received or accrued within one year from the date the Trust receives such capital. Interest income and gain realized from the disposition of loans which are secured solely by real property will constitute qualifying income for purposes of the 75% Income Test, assuming that such interest income is not excluded from the calculation of interest for purposes of the 75% Income Test by reason of such interest being dependent on income or profits as described in Code Section 856(f) and assuming that any such loan which is disposed of is held for investment and not primarily for sale to customers in the ordinary course of a trade or business.

         Under the 95% Income Test, at least 95% of the Trust's gross income (other than from certain "prohibited transactions") in each taxable year must consist of income which qualifies under the 75% Income Test as well as dividends and interest from any other source, gain from the sale or other disposition of Shares and other securities which is not dealer property, any payment to the Trust under an interest rate swap or cap agreement entered into as a hedge against variable rate indebtedness incurred to acquire or carry real estate assets, and any gain from the disposition of such an agreement.

         Finally, under the 30% Income Test, the Trust must limit its realization of certain types of income so that, in each taxable year, less than 30% of its gross income is derived from sale or other disposition of (a) Shares or securities held for less than one year (which includes an interest rate swap or cap agreement entered into by the Trust as a hedge against any variable rate indebtedness incurred to acquire or carry real estate assets), (b) with certain limited exceptions, real property (including interests in and mortgages on real property) held for less than four years and (c) property in a transaction treated as a "prohibited transaction" under the Code. Pursuant to the Taxpayer Relief Act of 1997, the 30% Income Test is eliminated, starting with a REIT's first taxable year that begins after August 5, 1997.

         The income of the Trust's wholly-owned subsidiaries will be attributable to the Trust for purposes of the income tests described above. Additionally, a proportionate share of the items of income of any partnership in which the Trust owns an interest will be attributable to the Trust (based on the Trust's capital interest in any such partnership).

         If the Trust fails to meet the requirements of either or both the 75% Income Test or the 95% Income Test in a taxable year but otherwise meets the applicable requirements for qualification as a REIT, it may nevertheless continue to qualify under the Code as a REIT if certain conditions are met. While satisfaction of the conditions would prevent the Trust from losing its tax status as a REIT, the Trust generally would be liable for a special tax equal to 100% of the greater amount by which the Trust fails the 75% Income Test or the 95% Income Test. The Code does not provide for any mitigation provisions with respect to the 30% Income Test. Accordingly, if the Trust failed to meet the 30% Income Test, if applicable, its tax status as a REIT would terminate.

         Rents received by the Trust will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an owner of 10% or more of the REIT, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue, provided, however, the Trust may directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. Moreover, pursuant to the Taxpayer Relief Act of 1997, income derived by a REIT from non-qualifying services provided to tenants or from managing or operating a property which it owns will not be treated as rent from real property unless such income does not exceed one percent of the REIT's gross income from the property. The Trust does not and will not (i) charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above), (ii) rent any property to a Related Party Tenant, (iii) derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease), or (iv) perform services considered to be rendered to the occupant of the property (unless the income from those services qualifies as rent from real property pursuant to the Taxpayer Relief Act of 1997) other than through an independent contractor from whom the Trust derives no revenue. The Trust believes that the aggregate amount of any non-qualifying income in any taxable year will not exceed the limit on non- qualifying income under the gross income tests.

         Distribution Requirements. With respect to each taxable year, the Trust must distribute to shareholders an amount at least equal to the sum of 95% of its "REIT taxable income," computed without regard to the dividends paid deduction and by excluding any net capital gain ("net investment income"), and 95% of the excess of its net income from "foreclosure property" over the Federal income tax imposed on such income, minus certain items of noncash income. The Trust distributes substantially all of its net investment income annually. The Trust likewise distributes annually substantially all of its realized net capital gains. The Service may waive the distribution requirements for any tax year if the Trust establishes that it was unable to meet such requirements by reason of distributions previously made to meet the requirement of section 4981 of the Code (relating to the 4% Federal excise tax on undistributed income discussed below).

         Unlike net investment income, the Trust's net capital gain need not be distributed in order for the Trust to maintain its status under the Code as a REIT; however, the Trust will be taxable on any net capital gain and net investment income which it fails to distribute in a timely manner. Pursuant to the Taxpayer Relief Act of 1997, a REIT may elect to retain and pay income tax on net long-term capital gains that it receives during a taxable year. If a REIT makes this election, its shareholders are required to include in their income as long-term capital gain their proportionate share of the undistributed long-term capital gains so designated by the REIT. A shareholder will be treated as having paid his or her share of the tax paid by the REIT in respect of long-term capital gains so designated by the REIT, for which the shareholder will be entitled to a credit or refund. In addition, the shareholder's basis in his or her REIT shares will be increased by the amount of the REIT's designated undistributed long-term capital gains that are included in the shareholder's long-term capital gains, reduced by the shareholder's proportionate share of tax paid by the REIT on those gains that the shareholder is treated as having paid. The earnings and profits of the REIT will be reduced, and the earnings and profits of any corporate shareholder of the REIT will be increased, to take into account amounts designated by the REIT pursuant to this rule. A REIT must pay its tax on its designated long-term capital gains within 30 days of the close of any taxable year in which it designates long-term capital gains pursuant to this rule, and it must mail a written notice of its designation to its shareholders within 60 days of the close of the taxable year.

         Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a shareholder's shares they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less) assuming the shares are a capital asset in the hands of the shareholder. In general, gain will be treated as long-term capital gain if the Common Shares have been held for more than one year and as short-term capital gain if the Common Shares have been held for one year or less. The Taxpayer Relief Act of 1997 has changed the tax rates and holding periods applicable to long-term capital gains of individuals. In general, under applicable provisions of the Taxpayer Relief Act of 1997, which are generally effective for taxable years ending after May 1, 1997, the maximum tax rate applicable to net capital gains of individuals realized upon the sale of property held for 18 months or more is 20% (10% for individuals in a tax bracket below 28%), and the maximum tax rate on net capital gains of individuals realized upon the sale of property for more than one year and for not more than 18 months is 28%. The Taxpayer Relief Act of 1997 does not affect the taxation of a corporation's capital gains.

         While the Trust expects to meet its distribution requirements, its ability to make distributions may be impaired if it has insufficient cash flow or otherwise has excessive noncash income or nondeductible expenditures. Furthermore, the distribution requirement may be determined not to have been met in a given year by reason of the Service later successfully challenging the deductibility of a Trust expenditure. In such event, however, it may be possible to cure a failure to meet the distribution requirement with a "deficiency dividend," but if the Trust uses that procedure, it may incur substantial tax penalties and interest.

         The Trust will be subject to a nondeductible 4% Federal excise tax with respect to undistributed ordinary income and capital gain net income unless it also meets a calendar year distribution requirement. To meet this requirement, the Trust must, in general, distribute with respect to each calendar year an amount equal to the sum of (a) 85% of its ordinary income (adjusted under the Code for various items), (b) 95% of its capital gains in excess of its capital losses (subject to certain adjustments) and (c) any ordinary income and capital gain net income not distributed in prior calendar years. The Trust intends to make distributions to shareholders so that it will not incur this tax but, as noted above, various situations could make it impractical to meet the prescribed distribution schedule.

         The Trust is authorized to issue Preferred Shares. Should the Trust do so, and should the Trust distribute a capital gain dividend while Preferred Shares are outstanding, it may be required to designate a portion of dividends entitled to be received by holders of the Preferred Shares as capital gain dividends, thereby reducing the portion of total distributions paid to holders of the Trust's Common Shares which may be characterized as capital gains dividends.

FEDERAL TAXATION OF THE TRUST -- SPECIFIC ITEMS

         Dispositions of Assets. The Trust may realize a gain or loss on the disposition of an asset that it owns. The gain or loss may be capital or ordinary in character, depending upon a number of factors and the tax rules governing the type of disposition involved.

         If the Trust were deemed to be holding property (such as real property or loans) primarily for sale to customers in the ordinary course of business (i.e., as a "dealer"), then (a) any gains recognized by the Trust upon the disposition of such property would be subject to a 100% tax on prohibited transactions and (b) depending on the composition of the Trust's total gross income, the Trust could fail the 30% Income Test or the 75% Income Test for qualification as a real estate investment trust.

         Under existing law, whether property is held primarily for sale to customers in the ordinary course of business must be determined from all the facts and circumstances surrounding the particular property and sale in question. The Trust intends to hold all property for investment purposes and to make occasional dispositions which are, in the opinion of the Trust Managers and the Investment Manager, consistent with the Trust's investment objectives and in compliance with all the rules discussed above governing the qualification of the Trust for REIT status under the Code. Accordingly, the Trust does not expect to be treated as a "dealer" with respect to any of its assets. No assurance, however, can be given that the Service will not take a contrary position.

         Alternative Minimum Tax. Under certain circumstances, the Trust may be subject to the alternative minimum tax on its items of tax preference.

         Net Income From Foreclosure Property. If the Trust has net income from foreclosure property that is not otherwise qualifying income for REIT purposes, it will be subject to tax on such income at the highest corporate rate. Foreclosure property generally means real property (and any personal property incident to such real property) which is acquired as a result of a default either on a lease of such property or on indebtedness which such property secured and with respect to which an appropriate election is made.

PROPOSED LEGISLATION

         President Clinton's budget proposal for 1999 includes several provisions that would affect the tax treatment of REITs. Included among these provisions is a call for a freeze on the grandfathered status of "stapled" or paired REITs. Some REITs had previously bypassed certain REIT requirements, including the 95% Income Test, by pairing or stapling REIT shares with management Trust shares. These shares remained legally separate, but were traded as a pair. The Tax Reform Act of 1984 changed the law governing REITs, and specified that entities could no longer operate as stapled REITs. However, the law grandfathered several entities which already were operating as stapled REITs. President Clinton has also proposed that Code Section 856(c)(5)(B) be amended to prohibit REITs from holding stock possessing more than 10 percent of the vote or value of all classes of stock of a corporation. Further, another Clinton proposal would impose an additional requirement for REIT qualification. Specifically, under the Clinton proposal, no person could own stock of a REIT possessing more than 50% of the total combined voting power of all classes of voting stock, or more than 50% of the total value of shares of all classes of stock.

FAILURE TO QUALIFY

         If the Trust fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Trust will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Trust fails to qualify will not be deductible by the Trust nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Trust will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Trust would be entitled to such statutory relief.

TAXATION OF SHAREHOLDERS

         Distributions by the Trust of net investment income will be taxable to shareholders as ordinary income to the extent of the current or accumulated earnings and profits of the Trust. Distributions of net capital gain, if any, designated by the Trust as capital gain dividends generally will be taxable to shareholders as long-term capital gain, regardless of the length of time the Common Shares have been held by the shareholders. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income pursuant to Section 291 of the Code. All distributions are taxable, at least to the extent of the current or accumulated earnings and profits of the Trust, whether received in cash or invested in additional Common Shares. Dividends declared by the Trust in October, November or December payable to shareholders of record on a date in such a month and paid during the following January will be treated as having been received by shareholders on December 31 in the year in which such dividends were declared. Income (including dividends) from the Trust normally will be characterized as "portfolio" income (as opposed to "passive" income) for purposes of the tax rules governing "passive" activities; accordingly, passive losses of the shareholder may not be used to offset income derived by the shareholder from the Trust.

         None of the distributions from the Trust (as a REIT) received by corporate shareholders, whether characterized as ordinary income or capital gain, will qualify for the dividends received deduction generally available to corporations.

         The Trust may be required to withhold and remit to the Service 31% of the dividends paid to any shareholder who (a) fails to furnish the Trust with a properly certified taxpayer identification number, (b) has under reported dividend or interest income to the Service or (c) fails to certify to the Trust that he is not subject to backup withholding. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. The Trust will report to its shareholders and the Service the amount of dividends paid during each calendar year and the amount of any tax withheld.

         In general, any gain or loss realized upon a taxable disposition of Common Shares of the Trust or upon receipt of a liquidating distribution by a shareholder who is not a dealer in securities will be treated as long-term capital gain or loss if the Common Shares have been held for more than one year and as short-term capital gain or loss if the Common Shares have been held for one year or less. The Taxpayer Relief Act of 1997 has changed the tax rates and holding periods applicable to long-term capital gains of individuals. In general, under applicable provisions of the Taxpayer Relief Act of 1997, which are generally effective for taxable years ending after May 1, 1997, the maximum tax rate applicable to net capital gains of individuals realized upon the sale of property held for 18 months or more is 20% (10% for individuals in a tax bracket below 28%), and the maximum tax rate on net capital gains of individuals realized upon the sale of property for more than one year and for not more than 18 months is 28%. The Taxpayer Relief Act of 1997 does not affect the taxation of a corporation's capital gains. Because the tax rates and applicable holding periods will vary depending upon a shareholder's individual circumstances, investors should consult their own tax advisers concerning the effect of these Taxpayer Relief Act of 1997 changes. If, however, the shareholder receives any capital gain dividends with respect to Common Shares held six months or less, any loss realized upon a taxable disposition of such Common Shares shall, to the extent of such capital gain dividends, be treated as a long-term capital loss. All or a portion of any loss realized upon a taxable disposition of Common Shares of the Trust may be disallowed if other Common Shares of the Trust are purchased (under a dividend reinvestment plan or otherwise) within 30 days before or after the disposition.

TAXATION OF TAX-EXEMPT SHAREHOLDERS

         Except as noted below, based upon a revenue ruling issued by the Service, dividend distributions by the Trust to a shareholder that is a tax-exempt entity should not constitute "unrelated business taxable income" ("UBTI"), provided that the tax-exempt entity has not financed the acquisition of its Common Shares with "acquisition indebtedness" within the meaning of the Code and the Common Shares are not otherwise used in an unrelated trade or business of the tax-exempt entity. However, if a tax-exempt entity borrows money to purchase its Common Shares, a portion of its income from the Trust will constitute UBTI pursuant to the "debt-financed property" rules of the Code. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal service organizations that are exempt from taxation under Code Sections 501(c)(7), (9),
(17) and (20), respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from the Trust as UBTI. Also, it should be noted that dividend distributions by a REIT to an exempt organization that is a private foundation should constitute investment income for purposes of the excise tax on net investment income of private foundations imposed by Section 4940 of the Code. If an employee trust qualified under Code Section 401(a) (a "qualified trust") owns more than 10% by value of the Common Shares in the Trust at any time during a tax year, then a portion of the dividends paid by the Trust to such trust may be treated as UBTI, but only if (i) the Trust would not have qualified as a REIT but for the provisions of the Code which "look through" such a qualified trust for purposes of determining ownership of a REIT and (ii) at least one qualified trust holds more than 25% (by value) of the Common Shares in the Trust or one or more qualified trusts (each of which holds more than 10% of the Common Shares) hold in the aggregate more than 50% (by value) of the Common Shares. If the Trust were treated as a "taxable mortgage pool," a substantial portion of the dividends paid to a tax-exempt shareholder may be UBTI. Although the Trust does not believe that the Trust, or any portion of its assets will be treated as a taxable mortgage pool, no assurance can be given that the Service might not successfully maintain that such a taxable mortgage pool exists.

         Because of the complexity and variations of the UBTI rules, tax-exempt entities should consult their own tax advisers.

TAXATION OF FOREIGN SHAREHOLDERS

         The rules governing United States Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "non-U.S. shareholders") are complex and no attempt will be made herein to provide more than a summary of such rules. Prospective non-U.S. shareholders should consult with their own tax advisers to determine the impact of Federal, state and local income tax laws with regard to an investment in Common Shares, including any reporting requirements.

         Distributions that are not attributable to gain from sales or exchanges by the Trust of "United States Real Property Interests" and not designated by the Trust as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Trust. Generally, such distributions will be subject to a U.S. withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the Common Shares is treated as effectively connected with the non-U.S. shareholder's conduct of a United States trade or business, the non- U.S. shareholder generally will be subject to a tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a shareholder that is a foreign corporation). The Trust expects to withhold United States income tax at the rate of 30% on the gross amount of any such dividends made to a non-U.S. shareholder unless (a) a lower treaty rate applies and the non-U.S. shareholder files an IRS Form 1001 or (b) the non-U.S. shareholder files an IRS Form 4224 with the Trust claiming that the distribution is effectively connected income. Any distributions in excess of current and accumulated earnings and profits of the Trust will not be taxable to a non-U.S. shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Common Shares, but rather will reduce the adjusted basis of such Common Shares. To the extent that such distributions exceed the adjusted basis of a non-U.S. shareholder's Common Shares, they will give rise to tax liability if the non-U.S. shareholder would otherwise be subject to tax on any gain from the sale or disposition of his Common Shares, as described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. However, amounts thus withheld are refundable if it subsequently is determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Trust.

         For any year in which the Trust qualifies as a real estate investment trust, distributions that are attributable to gain from sales or exchanges by the Trust of "United States real property interests" will be taxed to a non-U.S. shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended ("FIRPTA"). Under FIRPTA, these distributions are taxed to a non-U.S. shareholder as if such gain were effectively connected with a United States business. Non-U.S. shareholders would thus be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty exemption. The Trust is required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by the Trust as a capital gain dividend to the extent that such capital gain dividends are attributable to the sale or exchange by the Trust of United States real property interests. This amount is creditable against the non- U.S. shareholder's Federal tax liability. Fixed rate mortgage loans will not normally be classified as "United States real property interests."

         Gain recognized by a non-U.S. shareholder upon a sale of Common Shares generally will not be taxed under FIRPTA if the Trust is a "domestically controlled real estate investment trust," defined generally as a real estate investment trust in which at all times during a specified testing period less than 50% in value of the Common Shares were held directly or indirectly by non-U.S. persons. Additionally, gain recognized by a non-U.S. shareholder upon a sale of Common Shares generally will not be taxed under FIRPTA unless the shareholder beneficially owns more than 5% of the total fair market value of the Common Shares at any time during the shorter of the five-year period ending on the date of disposition or the period during which the shareholder held the Common Shares. Gain not subject to

FIRPTA will be taxable to a non-U.S. shareholder if (a) investment in the Common Shares is effectively connected with the non-U.S. shareholder's United States trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain or
(b) the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year, in which case the nonresident alien individual will be subject to a 30% tax on his U.S. source capital gains. If the gain on the sale of Common Shares becomes subject to taxation under FIRPTA, the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).

         Subject to the provisions of any tax treaty that may exist between the United States and the country in which the foreign holder is domiciled at the time of his death, an individual foreign shareholder who owns Common Shares at the time of his death will have the Common Shares subject to Federal estate tax. The federal estate tax will be assessed on the fair market value of such Common Shares at the time of the foreign holder's death.

OTHER TAXATION

         Tax treatment of the Trust and its shareholders under tax laws other than those governing federal income tax may differ substantially from the Federal income tax treatment described in this summary. CONSEQUENTLY, EACH PROSPECTIVE SHAREHOLDER SHOULD CONSULT WITH HIS OWN TAX ADVISER WITH REGARD TO THE STATE, LOCAL AND OTHER TAX CONSEQUENCES (OTHER THAN FEDERAL TAX CONSEQUENCES) OF AN INVESTMENT IN THE TRUST.

                                    EXPERTS

         The consolidated financial statements of American Industrial Properties REIT included in its Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The Historical Summary of Gross Income and Direct Operating Expenses of Commerce Center for the year ended May 31, 1997, included in the American Industrial Properties REIT's Current Report on Form 8-K, dated November 25, 1997, as amended, has been audited by Easley, Endres, Parkhill & Brackendorff, P.C., independent auditors, as set forth in their report thereon included therein and incorporated by reference herein. Such Historical Summary is incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The financial statements of USAA Real Estate Income Investments I Limited Partnership, USAA Income Properties III Limited Partnership, and USAA Income Properties IV Limited Partnership all as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, and the financial statements of USAA Real Estate Income Investments II Limited Partnership as of June 30, 1997 and 1996, and for each of the years in the three-year period ended June 30, 1997, which report appears in Amendment No. 1 filed March 23, 1998, to American Industrial Properties REIT's Current Report on Form 8-K, dated January 20, 1998, have been incorporated by reference herein in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, included therein, and upon the authority of said firm as experts in accounting and auditing.

         The Combined Historical Summary of Gross Income and Direct Operating Expenses of Skyway and Central Park Industrial Properties for the year ended December 31, 1996, included in the American Industrial Properties REIT's Current Report on Form 8-K, dated March 23, 1998, has been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated by reference herein. Such Combined Historical

Summary is incorporated by reference herein in reliance upon such report given upon the authority of' such firm as experts in accounting and auditing.

         The Historical Summary of Gross Income and Direct Operating Expenses of Inverness Industrial Property for the year ended December 31, 1996, included in the Current Report on Form 8-K, dated March 23, 1998, of American Industrial Properties REIT has been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated by reference herein. Such Historical Summary is incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The Historical Summary of Gross Income and Direct Operating Expenses of Avion Industrial Property for the year ended December 31, 1996, included in the Current Report on Form 8-K, dated March 23, 1998, of American Industrial Properties REIT has been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated by reference herein. Such Historical Summary is incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The Historical Summary of Gross Income and Direct Operating Expenses of Spring Valley #6 Industrial Property for the years ended December 31, 1997 and 1996, included in the Current Report on Form 8-K, dated February 11, 1998, as amended, of American Industrial Properties REIT has been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated by reference herein. Such Historical Summary is incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The Combined Statement of Revenues and Certain Expenses of Corporex Plaza I and President's Plaza Business Center for the year ended December 31, 1996, included in the Current Report on Form 8-K, dated March 23, 1998, of American Industrial Properties REIT has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report thereon included therein and incorporated by reference herein, and is incorporated by reference herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

         Certain legal matters relating to the validity of the Common Shares and certain tax matters will be passed upon for the Trust by Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., Dallas, Texas.

                                INDEMNIFICATION

         The Trust's Declaration of Trust and Bylaws provide for the indemnification of its Trust Managers and executive officers to the fullest extent permitted by Texas law. Additionally, each of the Trust's executive officers and Trust Managers is a party to an Indemnification Agreement with the
Trust.   It is the position of the Commission that indemnification of Trust
Managers and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

================================================================================
     No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Trust or the Selling Shareholders. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy the Common Shares by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall create an implication that the information contained or incorporated by reference herein is correct as of any time subsequent to its date.

                                   ----------

                                TABLE OF CONTENTS

                                                                            Page

Available Information..........................................................2
Incorporation of Certain Documents
  by Reference.................................................................2
Prospectus Summary ............................................................4
Risk Factors...................................................................6
Use of Proceeds...............................................................12
Selling Shareholders..........................................................12
Plan of Distribution..........................................................14
Federal Income Tax Consequences...............................................15
Experts.......................................................................24
Legal Matters.................................................................25
Indemnification...............................................................25

================================================================================

================================================================================


                                5,910,263 Shares


                               AMERICAN INDUSTRIAL
                                 PROPERTIES REIT



                                Common Shares of
                               Beneficial Interest
                           (Par Value $0.10 Per Share)


                              -------------------

                                   PROSPECTUS

                              -------------------



                                __________, 1998

================================================================================

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses to be incurred in connection with the offering contemplated by this Registration Statement, all of which will be paid by American Industrial Properties REIT (the "Trust"), are as follows:


SEC Registration Fee  . . . . . . . . . . . . . . . . . . . . . . . . $21,522
Accounting Fees and Expenses  . . . . . . . . . . . . . . . . . . . .  30,000
Legal Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . .  15,000
Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66,522


ITEM 15. INDEMNIFICATION OF TRUST MANAGERS AND OFFICERS.

         Subsection (B) of Section 9.20 of the Texas Real Estate Investment Trust Act, as amended (the "Texas REIT Act"), empowers a real estate investment trust to indemnify any person who was, is, or is threatened to be made a named defendant or respondent in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, or any inquiry or investigation that can lead to such an action, suit or proceeding because the person is or was a trust manager, officer, employee or agent of the real estate investment trust or is or was serving at the request of the real estate investment trust as a trust manager, director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another real estate investment trust, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise against expenses (including court costs and attorney fees), judgments, penalties, fines and settlements if he conducted himself in good faith and reasonably believed his conduct was in or not opposed to the best interests of the real estate investment trust and, in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.

         The Texas REIT Act further provides that, except to the extent otherwise permitted by the Texas REIT Act, a person may not be indemnified in respect of a proceeding in which the person is found liable on the basis that personal benefit was improperly received by him or in which the person is found liable to the real estate investment trust. Indemnification pursuant to Subsection (B) of Section 9.20 of the Texas REIT Act is limited to reasonable expenses actually incurred and may not be made in respect of any proceeding in which the person has been found liable for willful or intentional misconduct in the performance of his duty to the real estate investment trust.

         Subsection (C) of Section 15.10 of the Texas REIT Act provides that a trust manager shall not be liable for any claims or damages that may result from his acts in the discharge of any duty imposed or power conferred upon him by the real estate investment trust, if, in the exercise of ordinary care, he acted in good faith and in reliance upon information, opinions, reports, or statements, including financial statements and other financial data, concerning the real estate investment trust, that were prepared or presented by officers or employees of the real estate investment trust, legal counsel, public accountants, investment bankers, or certain other professionals, or a committee of trust manager of which the trust manager is not a member. In addition, no trust manager shall be liable to the real estate investment trust for any act, omission, loss, damage, or expense arising from the performance of his duty to a real estate investment trust, save only for his own willful misfeasance, willful malfeasance or gross negligence.

         The Declaration of Trust provides that the Trust shall indemnify every Indemnitee (as defined below) against all judgments, penalties, fines, amounts paid in settlement and reasonable expenses actually incurred by the Indemnitee in connection with any Proceeding (as defined in the Declaration of Trust) in which Indemnitee was, is, or is threatened to be named defendant or respondent or called as a witness, by reason of his serving or having served in various capacities for the Trust if it is determined that the Indemnitee conducted himself in good faith, reasonably believed that his conduct was in the Trust's best interests (or, in certain cases, not opposed to the Trust's best interests) and, in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. For purposes of the Declaration of Trust, "Indemnitee" shall mean (i) any present or former Trust Manager or officer of the Trust; (ii) any person who while serving in any of such capacities served at the Trust's request as a director, officer, partner, venturer, proprietor, Trust Manager, employee, agent or similar functionary of another REIT or other enterprise; and
(iii) any person nominated or designated by the Board of Trust Managers or any committee thereof to serve in any of the capacities referred to in the preceding clauses (i) or (ii).

         Pursuant to indemnification agreements entered into between the Trust and each of its Trust Managers and executive officers, the Trust has agreed to indemnify such Trust Managers and executive officers for certain liabilities, including liabilities under the Securities Act of 1933.

ITEM 16.  EXHIBITS.

2.1 Form of Amended and Restated Agreement and Plan of Merger, dated as of June 30, 1997, by and between the Trust and each of USAA Real Estate Income Investments I, A California Limited Partnership, USAA Real Estate Income Investments II Limited Partnership, USAA Income Properties III Limited Partnership and USAA Income Properties IV Limited Partnership (Included as Annex I to the Joint Proxy Statement/ Prospectus of the Trust included in Form S-4, Registration No. 333-31823)
2.2 Purchase Agreement dated as of July 2, 1997 between Shidler West Investment Corporation and Merit Industrial Properties Limited Partnership, as amended by (i) First Amendment to Purchase Agreement dated as of July 30, 1997; (ii) Second Amendment to Purchase Agreement dated as of July 31, 1997; (iii) Third Amendment to Purchase Agreement dated as of August 8, 1997, (iv) Fourth Amendment to Purchase Agreement dated as of August 12, 1997, and (v) Fifth Amendment to Purchase Agreement dated as of October 2, 1997 (Incorporated herein by reference from Exhibit 2.1 to Form 8-K of the Trust dated October 3, 1997; File No. 1-9016)
2.3 Purchase Agreement dated as of July 2, 1997 between Shidler West Investment Corporation and Merit 1995 Industrial Portfolio Limited Partnership, as amended by (i) First Amendment to Purchase Agreement dated as of July 30, 1997, (ii) Second Amendment to Purchase Agreement dated as of July 31, 1997, (iii) Third Amendment to Purchase Agreement dated as of August 8, 1997, and (iv) Fourth Amendment to Purchase Agreement dated as of August 12, 1997 (Incorporated herein by reference from Exhibit 2.2 to Form 8-K of the Trust dated October 3, 1997; File No. 1-9016)
2.4 Purchase Agreement dated as of July 2, 1997 between Shidler West Investment Corporation and Merit VV 1995 Industrial Portfolio Limited Partnership, as amended by (i) First Amendment to Purchase Agreement dated as of July 30, 1997, (ii) Second Amendment to Purchase Agreement dated as of July 31, 1997, (iii) Third Amendment to Purchase Agreement dated as of July 31, 1997, (iv) Fourth Amendment to Purchase Agreement dated as of August 12, 1997, (v) Fifth Amendment to Purchase Agreement dated as of October 2, 1997 (Incorporated herein by reference from Exhibit 2.3 to Form 8-K of the Trust dated October 3, 1997; File No. 1-9016)
2.5 Purchase Agreement dated as of June 30, 1997 between Shidler West Investment Corporation and Merit VV Land 1995 Industrial Portfolio Limited Partnership, as amended by (i) First Amendment to Purchase Agreement dated as of July 30, 1997, (ii) Second Amendment to Purchase Agreement dated as of July 31, 1997, (iii) Third Amendment to Purchase Agreement dated as of July 31, 1997, (iv) Fourth Amendment to Purchase Agreement dated as of August 12, 1997, (v) Fifth Amendment to Purchase Agreement dated as of October 2, 1997 (Incorporated herein by reference from Exhibit 2.4 to Form 8-K of the Trust dated October 3, 1997; File No. 1-9016)
2.6 Purchase and Sale Agreement dated as of September 24, 1997 by and between Midway/Commerce Center Limited Partnership and American Industrial Properties REIT (Incorporated herein by reference from Exhibit 2.1 to Form 8-K of the Trust dated November 13, 1997; File No. 1-09016)
2.7 First Amendment to Purchase and Sale Agreement dated as of October 22, 1997 by and between Midway/Commerce Center Limited Partnership and American Industrial Properties REIT ( Incorporated herein by reference from Exhibit 2.2 to Form 8-K of the Trust dated November 13, 1997; File No. 1-09016)

2.8 Second Amendment to Purchase and Sale Agreement dated as of October 31, 1997 by and between Midway/Commerce Center Limited Partnership and American Industrial Properties REIT ( Incorporated herein by reference from Exhibit 2.3 to Form 8-K of the Trust dated November 13, 1997; File No. 1-09016)
4.1 Form of Common Share Certificate (Incorporated herein by reference from Exhibit 4.2 of the Trust's Registration Statement on Form S-4; Registration No. 333-31823)
4.2 Indenture dated November 15, 1985, by and between American Industrial Properties REIT (the "Trust") and IBJ Schroder Bank & Trust Company (Incorporated herein by reference from Exhibit 10.4 to Form S-4 of American Industrial Properties REIT, Inc. ("AIP Inc.") dated March 16, 1994; Registration No. 33-74292)
*5.1 Opinion of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. as to the legality of the Common Shares being registered
*8.1 Opinion of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. as to certain tax matters
 23.1 Consent of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. (included in Exhibits 5.1 and 8.1 hereto)
*23.2    Consent of Ernst & Young LLP
*23.3    Consent of Easley, Endres, Parkhill & Brackendorff, P.C.
*23.4    Consent of KPMG Peat Marwick LLP
*23.5    Consent of Deloitte & Touche LLP
 24.1    Power of Attorney (included on signature page)

----------
* Filed herewith.

ITEM 17.  UNDERTAKINGS.

         (a)     The undersigned Registrant hereby undertakes:

                 1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                          (i)       To include any prospectus required by
                 Section 10(a)(3) of the Securities Act of 1933;

                          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
         Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                 2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trust managers, directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than in payment by the registrant of expenses incurred or paid by a trust manager, director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted against the registrant by such trust manager, director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 14th of May, 1998.


                                       AMERICAN INDUSTRIAL PROPERTIES REIT



                                       By: /s/ Charles W. Wolcott
                                           -------------------------------------
                                           Charles W. Wolcott
                                           President and Chief Executive Officer


                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Charles W. Wolcott and Marc A. Simpson and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him, and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                                Title                            Date
---------                                                -----                            ----
/s/ Charles W. Wolcott                      Trust Manager, President and Chief        May 14, 1998
---------------------------------           Executive Officer (Principal Executive
Charles W. Wolcott                          Officer)


/s/ Marc A. Simpson                         Vice President and Chief Financial        May 14, 1998
---------------------------------           Officer, Secretary and Treasurer
Marc A. Simpson                             (Principal Financial and Accounting
                                            Officer)

/s/ Theodore R. Bigman                      Trust Manager                             May 14, 1998
---------------------------------
Theodore R. Bigman

/s/ William H. Bricker                      Trust Manager                             May 14, 1998
---------------------------------
William H. Bricker


/s/ T. Patrick Duncan                       Trust Manager                             May 14, 1998
---------------------------------
T. Patrick Duncan


/s/ Robert E. Giles                         Trust Manager                             May 14, 1998
---------------------------------
Robert E. Giles


/s/ Edward B. Kelley                        Trust Manager                             May 14, 1998
---------------------------------
Edward B. Kelley


/s/ Stanley J. Kraska, Jr.                  Trust Manager                             May 14, 1998
---------------------------------
Stanley J. Kraska, Jr.


/s/ Russell C. Platt                        Trust Manager                             May 14, 1998
---------------------------------
Russell C. Platt

                                 EXHIBIT INDEX

Exhibit
Number

2.1 Form of Amended and Restated Agreement and Plan of Merger, dated as of June 30, 1997, by and between the Trust and each of USAA Real Estate Income Investments I, A California Limited Partnership, USAA Real Estate Income Investments II Limited Partnership, USAA Income Properties III Limited Partnership and USAA Income Properties IV Limited Partnership (Included as Annex I to the Joint Proxy Statement/ Prospectus of the Trust included in Form S-4, Registration No. 333-31823)
2.2 Purchase Agreement dated as of July 2, 1997 between Shidler West Investment Corporation and Merit Industrial Properties Limited Partnership, as amended by (i) First Amendment to Purchase Agreement dated as of July 30, 1997; (ii) Second Amendment to Purchase Agreement dated as of July 31, 1997; (iii) Third Amendment to Purchase Agreement dated as of August 8, 1997, (iv) Fourth Amendment to Purchase Agreement dated as of August 12, 1997, and (v) Fifth Amendment to Purchase Agreement dated as of October 2, 1997 (Incorporated herein by reference from Exhibit 2.1 to Form 8-K of the Trust dated October 3, 1997; File No. 1-9016)
2.3 Purchase Agreement dated as of July 2, 1997 between Shidler West Investment Corporation and Merit 1995 Industrial Portfolio Limited Partnership, as amended by (i) First Amendment to Purchase Agreement dated as of July 30, 1997, (ii) Second Amendment to Purchase Agreement dated as of July 31, 1997, (iii) Third Amendment to Purchase Agreement dated as of August 8, 1997, and (iv) Fourth Amendment to Purchase Agreement dated as of August 12, 1997 (Incorporated herein by reference from Exhibit 2.2 to Form 8-K of the Trust dated October 3, 1997; File No. 1-9016)
2.4 Purchase Agreement dated as of July 2, 1997 between Shidler West Investment Corporation and Merit VV 1995 Industrial Portfolio Limited Partnership, as amended by (i) First Amendment to Purchase Agreement dated as of July 30, 1997, (ii) Second Amendment to Purchase Agreement dated as of July 31, 1997, (iii) Third Amendment to Purchase Agreement dated as of July 31, 1997, (iv) Fourth Amendment to Purchase Agreement dated as of August 12, 1997, (v) Fifth Amendment to Purchase Agreement dated as of October 2, 1997 (Incorporated herein by reference from Exhibit 2.3 to Form 8-K of the Trust dated October 3, 1997; File No. 1-9016)
2.5 Purchase Agreement dated as of June 30, 1997 between Shidler West Investment Corporation and Merit VV Land 1995 Industrial Portfolio Limited Partnership, as amended by (i) First Amendment to Purchase Agreement dated as of July 30, 1997, (ii) Second Amendment to Purchase Agreement dated as of July 31, 1997, (iii) Third Amendment to Purchase Agreement dated as of July 31, 1997, (iv) Fourth Amendment to Purchase Agreement dated as of August 12, 1997, (v) Fifth Amendment to Purchase Agreement dated as of October 2, 1997 (Incorporated herein by reference from Exhibit 2.4 to Form 8-K of the Trust dated October 3, 1997; File No. 1-9016)
2.6 Purchase and Sale Agreement dated as of September 24, 1997 by and between Midway/Commerce Center Limited Partnership and American Industrial Properties REIT (Incorporated herein by reference from Exhibit 2.1 to Form 8-K of the Trust dated November 13, 1997; File No. 1-09016)
2.7 First Amendment to Purchase and Sale Agreement dated as of October 22, 1997 by and between Midway/Commerce Center Limited Partnership and American Industrial Properties REIT ( Incorporated herein by reference from Exhibit 2.2 to Form 8-K of the Trust dated November 13, 1997; File No. 1-09016)
2.8 Second Amendment to Purchase and Sale Agreement dated as of October 31, 1997 by and between Midway/Commerce Center Limited Partnership and American Industrial Properties





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
         REIT ( Incorporated herein by reference from Exhibit 2.3 to Form 8-K of the Trust dated November 13, 1997; File No. 1-09016)
4.1 Form of Common Share Certificate (Incorporated herein by reference from Exhibit 4.2 of the Trust's Registration Statement on Form S-4; Registration No. 333-31823)
4.2 Indenture dated November 15, 1985, by and between American Industrial Properties REIT (the "Trust") and IBJ Schroder Bank & Trust Company (Incorporated herein by reference from Exhibit 10.4 to Form S-4 of American Industrial Properties REIT, Inc. ("AIP Inc.") dated March 16, 1994; Registration No. 33-74292)
*5.1 Opinion of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. as to the legality of the Common Shares being registered
*8.1 Opinion of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. as to certain tax matters
 23.1 Consent of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. (included in Exhibits 5.1 and 8.1 hereto)
*23.2    Consent of Ernst & Young LLP
*23.3    Consent of Easley, Endres, Parkhill & Brackendorff, P.C.
*23.4    Consent of KPMG Peat Marwick LLP
*23.5    Consent of Deloitte & Touche LLP
 24.1    Power of Attorney (included on signature page)

----------
* Filed herewith.





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